AMERICAN REALTY CAPITAL TRUST IV, INC.

ARTICLES OF AMENDMENT

American Realty Capital Trust IV, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the following definition in its entirety under the heading “DEFINITIONS” in Article IV of the Charter:

“TENDERED SHARES” has the meaning provided in Section 11.8 herein.

SECOND: The Charter is hereby amended by adding as new paragraph (ii)(j) under “SECTION 5.9 RESTRICTIONS ON OWNERSHIP AND TRANSFER” in Article V of the Charter the following:

(j) NON-COMPLIANT TENDER OFFERS. No Stockholder may Transfer any shares of stock held by such Stockholder to a Person making a Non-Compliant Tender Offer unless such Stockholder shall have first offered such shares of stock to the Company at the tender offer price offered in such Non-Compliant Tender Offer.

THIRD: The Charter is hereby amended by deleting in its entirety the paragraph under the heading “SECTION 11.8 TENDER OFFERS” in Article XI of the Charter and substituting in lieu thereof the following:

SECTION 11.8 TENDER OFFERS. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such person must comply with all of the provisions of Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent (5%) of the outstanding shares of the stock of the Company; provided, however, that unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission.  Any Person who initiates a tender offer without complying with the provisions of Regulation 14D (such tender offer, a “Non-Compliant Tender Offer”) shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 11.8, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer.  In addition, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer.  This Section 11.8 shall be of no force or effect with respect to any Shares that are then Listed.

FOURTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

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FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and Chairman of the Board and attested by its Secretary this 20th day of July, 2012.

ATTEST:                AMERICAN REALTY CAPITAL TRUST IV, INC.

By:     By:
_/s/ Edward M. Weil, Jr.___________        _/s/ Nicholas S. Schorsch________________
Name: Edward M. Weil, Jr.        Name:    Nicholas S. Schorsch,
Title: Secretary        Title:    Chief Executive Officer
and Chairman of the Board

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